Exhibit 99.2

CSX Corp. Announces Second Quarter 2025 Results

JACKSONVILLE, Fla. – July 23, 2025 – CSX Corp. (NASDAQ: CSX) today announced second quarter 2025 operating income of $1.28 billion compared to $1.45 billion in the prior year period. Net income was $829 million, or $0.44 per diluted share, compared to $963 million, or $0.49 per diluted share, in the same period last year. Total volume of 1.58 million units for the quarter was flat compared to second quarter 2024 and up 4% sequentially.

“The skill and commitment of CSX’s railroaders enabled us to deliver significant sequential improvements in network fluidity and cost efficiency that are apparent in our financial results,” said Joe Hinrichs, president and chief executive officer. “While uncertainty continues to impact select industrial markets, we remain focused on completing two major infrastructure projects that will strengthen our position to execute on many profitable growth opportunities ahead.”

Second Quarter Financial Highlights
•Revenue totaled $3.57 billion for the quarter, decreasing 3% year-over-year, as the effects of lower export coal prices, reduced fuel surcharge, and a decline in merchandise volume were only partially offset by higher merchandise pricing, an increase in other revenue, and growth in intermodal volume.
•Operating income of $1.28 billion decreased 11% compared to the same period in 2024. CSX’s operating margin was 35.9% for the quarter, decreasing by 320 basis points year-over-year but increasing by 550 basis points sequentially.
•EPS of $0.44 decreased 10% compared to the prior year while increasing 29% from the previous quarter.

CSX executives will conduct a conference call with the investment community this afternoon, July 23, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements..….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics...............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures............................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended				Six Months Ended
	Jun. 30, 2025	Jun. 30, 2024	$ Change	% Change	Jun. 30, 2025	Jun. 30, 2024	$ Change	% Change

Revenue	$3,574	$3,701	$(127)	(3)%	$6,997	$7,382	$(385)	(5)%
Expense
Labor and Fringe	791	766	(25)	(3)	1,612	1,571	(41)	(3)
Purchased Services and Other	710	691	(19)	(3)	1,484	1,411	(73)	(5)
Depreciation and Amortization	427	410	(17)	(4)	852	820	(32)	(4)
Fuel	269	301	32	11	544	626	82	13
Equipment and Other Rents	94	85	(9)	(11)	181	169	(12)	(7)
Total Expense	2,291	2,253	(38)	(2)	4,673	4,597	(76)	(2)

Operating Income	1,283	1,448	(165)	(11)	2,324	2,785	(461)	(17)

Interest Expense	(212)	(209)	(3)	(1)	(421)	(419)	(2)	—
Other Income - Net	22	28	(6)	(21)	48	69	(21)	(30)
Earnings Before Income Taxes	1,093	1,267	(174)	(14)	1,951	2,435	(484)	(20)

Income Tax Expense	(264)	(304)	40	13	(476)	(592)	116	20
Net Earnings	$829	$963	$(134)	(14)%	$1,475	$1,843	$(368)	(20)%

Operating Margin	35.9%	39.1%			33.2%	37.7%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.44	$0.49	$(0.05)	(10)%	$0.78	$0.94	$(0.16)	(17)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,869	1,948			1,881	1,955

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Jun. 30, 2025	Dec. 31, 2024
ASSETS

Cash and Cash Equivalents	$387	$933
Short-Term Investments	6	72
Other Current Assets	1,912	1,815
Properties - Net	36,248	35,658
Investment in Affiliates and Other Companies	2,574	2,520
Other Long-Term Assets	1,802	1,766
Total Assets	$42,929	$42,764

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$616	$606
Other Current Liabilities	2,367	2,670
Long-Term Debt	18,550	17,897
Deferred Income Taxes - Net	7,718	7,725
Other Long-Term Liabilities	1,301	1,359
Total Liabilities	30,552	30,257

Total Shareholders' Equity	12,377	12,507
Total Liabilities and Shareholders' Equity	$42,929	$42,764

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in Millions)

	Six Months Ended
	Jun. 30, 2025	Jun. 30, 2024
OPERATING ACTIVITIES
Net Earnings	$1,475	$1,843
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	852	820
Deferred Income Tax Expense	(1)	14
Other Operating Activities - Net (a)	(436)	(504)
Net Cash Provided by Operating Activities	1,890	2,173

INVESTING ACTIVITIES
Property Additions (b)	(1,495)	(1,066)
Proceeds from Sales of Short-Term Investments	69	81
Proceeds and Advances from Property Dispositions	49	43
Business Acquisitions, Net of Cash Acquired	(14)	(50)
Other Investing Activities	(63)	(56)
Net Cash Used in Investing Activities	(1,454)	(1,048)

FINANCING ACTIVITIES
Shares Repurchased (c)	(1,172)	(810)
Dividends Paid	(488)	(468)
Long-term Debt Repaid	(3)	(4)
Long-term Debt Issued	600	—
Other Financing Activities	81	42
Net Cash Used in Financing Activities	(982)	(1,240)

Net Decrease in Cash and Cash Equivalents	(546)	(115)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	933	1,353
Cash and Cash Equivalents at End of Period	$387	$1,238

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Other Operating Activities - Net: During the six months ended June 30, 2025, the Company made $429 million of federal and state tax payments related to the 2024 tax year, which were previously postponed under tax relief announcements for those impacted by the 2024 hurricane season. The prior year period reflects the payment of $387 million of federal and state taxes related to the 2023 tax year, which were also previously postponed under hurricane-related tax relief announcements.
b)Property Additions: Property additions for the six months ended June 30, 2025, include approximately $295 million related to rebuilding the Blue Ridge subdivision as a result of impacts from Hurricane Helene.
c)Shares Repurchased: During second quarters and six months ended 2025 and 2024, the Company engaged in the following repurchase activities:

	Quarters Ended		Six Months Ended
	Jun. 30, 2025	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
Shares Repurchased (Millions)	14	16	38	23
Cost of Shares (Dollars in Millions) (1)	$401	$563	$1,152	$810
Average Cost per Share Repurchased	$28.28	$34.51	$30.39	$35.08

Excise Taxes Paid for Net Share Repurchases (Dollars in Millions)	$19.9	$—	$19.9	$—
(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2025 and June 30, 2024

	Volume			Revenue			Revenue Per Unit
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Chemicals	164	174	(6)%	$701	$722	(3)%	$4,274	$4,149	3%
Agricultural and Food Products	117	115	2	418	406	3	3,573	3,530	1
Automotive	103	105	(2)	320	336	(5)	3,107	3,200	(3)
Minerals	99	97	2	218	207	5	2,202	2,134	3
Forest Products	70	74	(5)	250	269	(7)	3,571	3,635	(2)
Metals and Equipment	70	68	3	224	230	(3)	3,200	3,382	(5)
Fertilizers	47	50	(6)	126	126	—	2,681	2,520	6
Total Merchandise	670	683	(2)	2,257	2,296	(2)	3,369	3,362	—
Intermodal	729	716	2	491	506	(3)	674	707	(5)
Coal	181	179	1	477	563	(15)	2,635	3,145	(16)
Trucking	—	—	—	211	221	(5)	—	—	—
Other	—	—	—	138	115	20	—	—	—
Total	1,580	1,578	—%	$3,574	$3,701	(3)%	$2,262	$2,345	(4)%

Six Months Ended June 30, 2025 and June 30, 2024

	Volume			Revenue			Revenue Per Unit
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Chemicals	330	341	(3)%	$1,399	$1,415	(1)%	$4,239	$4,150	2%
Agricultural and Food Products	232	229	1	826	813	2	3,560	3,550	—
Automotive	190	199	(5)	591	629	(6)	3,111	3,161	(2)
Minerals	178	177	1	399	381	5	2,242	2,153	4
Forest Products	140	147	(5)	499	531	(6)	3,564	3,612	(1)
Metals and Equipment	135	138	(2)	433	450	(4)	3,207	3,261	(2)
Fertilizers	95	97	(2)	262	262	—	2,758	2,701	2
Total Merchandise	1,300	1,328	(2)	4,409	4,481	(2)	3,392	3,374	1
Intermodal	1,445	1,417	2	984	1,012	(3)	681	714	(5)
Coal	353	367	(4)	938	1,195	(22)	2,657	3,256	(18)
Trucking	—	—	—	413	436	(5)	—	—	—
Other	—	—	—	253	258	(2)	—	—	—
Total	3,098	3,112	—%	$6,997	$7,382	(5)%	$2,259	$2,372	(5)%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 3% in second quarter 2025 when compared to second quarter 2024, due to decreases in export coal revenue, including the impact of lower benchmark rates, as well as lower fuel recovery and declines in merchandise volume. These decreases were partially offset by higher pricing in merchandise and increases in other revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended		Six Months Ended
(Dollars in Millions)	Jun. 30, 2025	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
Fuel Surcharge Revenue	$222	$275	$439	$552
Fuel Lag Favorable (Unfavorable) (a)	$4	$15	$(1)	$21
(a) The Company's fuel lag calculation model was enhanced during first quarter 2025 and comparative prior year results are updated to conform to current presentation. The impact of this change is not material and fuel surcharge revenue is not impacted.

Merchandise Volume
Chemicals - Decreased due to lower shipments of plastics, including the impact of a temporary outage at a customer location, as well as lower shipments of crude oil, petroleum products, and other industrial chemicals.

Agricultural and Food Products - Increased due to higher shipments of domestic feed grain.

Automotive - Decreased due to lower North American vehicle production.

Minerals - Increased primarily due to higher shipments of cement and aggregates.

Forest Products - Decreased due to lower shipments of paper products, which includes the impact of both temporary outages and permanent plant closures, as well as lower shipments of building products.

Metals and Equipment - Increased due to higher scrap and steel shipments, partially offset by lower equipment shipments.

Fertilizers - Decreased due to lower shipments of phosphates, fertilizers and potash.
Intermodal Volume
International shipments increased driven by higher port volumes and growth with key customers. Domestic shipments decreased due to the impacts of a continued soft trucking environment.
Coal Volume
Domestic coal increased due to higher shipments to utility plants, partially offset by lower thermal shipments to river terminals and reduced shipments to steel manufacturing locations. Export coal decreased due to lower metallurgical coal shipments, including the impact of outages at customer facilities.

	Quarters Ended			Six Months Ended
(Millions of Tons)	Jun. 30, 2025	Jun. 30, 2024	Change	Jun. 30, 2025	Jun. 30, 2024	Change
Coal Tonnage
Domestic	10.2	9.5	7%	19.4	19.1	2%
Export	10.1	10.6	(5)	20.3	22.2	(9)
Total Coal	20.3	20.1	1%	39.7	41.3	(4)%
Trucking Revenue
Trucking revenue decreased $10 million versus the prior year due to lower fuel surcharge and rates.
Other Revenue
Other revenue increased $23 million primarily due to a decrease in the reserve for freight in transit, driven by sequential improvement in transit times, as well as higher haulage revenue.

CSX Corporation
EXPENSE
Expenses of $2.3 billion increased $38 million, or 2%, in second quarter 2025 when compared to second quarter 2024.
Labor and Fringe expense increased $25 million due to the following:
•An increase of $18 million was due to inflation.
•All other net costs increased $7 million as higher trucking headcount from the conversion of previously independent affiliates and higher incentive compensation expense were partially offset by other non-significant items.
Purchased Services and Other expense increased $19 million due to the following:
•Inflation and higher volume-related costs associated with intermodal and other terminals drove an increase of $21 million.
•Increased costs of approximately $14 million were due to the effects of network disruptions and congestion, including rerouting impacts.
•Gains on property dispositions were flat at $8 million in both years.
•All other net costs decreased $16 million, which includes the prior year impact of an unfavorable inventory adjustment as well as current year trucking savings from affiliate conversions, partially offset by lower insurance recoveries.
Depreciation and Amortization expense increased $17 million as a result of a larger asset base.
Fuel costs decreased $32 million primarily as a result of a 12% decrease in locomotive fuel prices, partially offset by the impact of additional gross ton-miles associated with reroutes.
Equipment and Other Rents expense increased $9 million due to increased net car hire costs driven by inflation and the impact of reroutes on car cycle times.

Employee Counts (Estimated)

	Quarters Ended			Six Months Ended
Average:	Jun. 30, 2025	Jun. 30, 2024	Change	Jun. 30, 2025	Jun. 30, 2024	Change
Rail	21,300	21,390	(90)	21,365	21,452	(87)
Trucking	2,210	1,922	288	2,103	1,895	208
Total	23,510	23,312	198	23,468	23,347	121

Ending:
Rail	21,310	21,329	(19)
Trucking	2,233	1,946	287
Total	23,543	23,275	268

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and Gallons in Millions, Except Price Per Gallon)	Jun. 30, 2025	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
Estimated Locomotive Fuel Consumption (Gallons)	97.2	93.6	190.1	190.4
Price per Gallon (Dollars)	$2.33	$2.66	$2.37	$2.76
Total Locomotive Fuel Expense	$226	$249	$451	$525
Non-Locomotive Fuel Expense	43	52	93	101
Total Fuel Expense	$269	$301	$544	$626

CSX Corporation
OPERATING STATISTICS (Estimated)
In the second quarter of 2025, velocity decreased by 4% and dwell increased by 2% versus prior year. Carload trip plan performance decreased by 6% and intermodal trip plan performance decreased by 4%. Network performance and service metrics, including on-time originations and arrivals, showed improvement over the course of the quarter with performance meaningfully stronger in June 2025 compared to April 2025. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable, and efficient service to customers.

The personal injury frequency index of 0.99 in second quarter 2025 improved 26% compared to prior year, while the FRA train accident rate of 3.70 increased by 29%. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which it operates.

	Quarters Ended			Six Months Ended
	Jun. 30, 2025	Jun. 30, 2024	Improvement / (Deterioration)	Jun. 30, 2025	Jun. 30, 2024	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles Per Hour)	17.5	18.2	(4)%	17.6	18.2	(3)%
Dwell (Hours)	10.4	10.2	(2)%	11.0	9.9	(11)%
Cars Online	129,738	126,164	(3)%	130,962	125,442	(4)%

On-Time Originations	69%	74%	(7)%	68%	75%	(9)%
On-Time Arrivals	55%	64%	(14)%	55%	67%	(18)%
Carload Trip Plan Performance	75%	80%	(6)%	72%	81%	(11)%
Intermodal Trip Plan Performance	90%	94%	(4)%	90%	94%	(4)%

Fuel Efficiency	0.98	0.97	(1)%	0.98	0.99	1%

Revenue Ton-Miles (Billions)
Merchandise	33.2	32.7	2%	65.5	64.7	1%
Coal	9.3	8.8	6%	17.7	18.2	(3)%
Intermodal	7.5	7.2	4%	14.6	14.3	2%
Total Revenue Ton-Miles	50.0	48.7	3%	97.8	97.2	1%

Total Gross Ton-Miles (Billions)	99.6	96.8	3%	193.5	192.6	—%

Safety
FRA Personal Injury Frequency Index	0.99	1.33	26%	0.96	1.28	25%
FRA Train Accident Rate	3.70	2.86	(29)%	3.63	3.47	(5)%

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Economic Profit
Management believes Economic Profit provides an additional perspective to investors about financial returns generated by the business by representing a measure showing profit generated over and above the cost of capital used by the business to generate that profit. Economic Profit is designed to incentivize strategic investments that earn more than management’s desired minimum required return and is broadly utilized by management to make investment decisions. Therefore, disclosing Economic Profit on how management performs in this regard provides additional useful information to investors regarding the Company’s performance compared to its goals.
Economic Profit should be considered in addition to, rather than a substitute for, operating income, which is the most directly comparable GAAP measure. Economic Profit is defined by the Company as Gross Cash Earnings (“GCE”) minus the Capital Charge on Gross Operating Assets (“GOA”). Increases in Economic Profit indicate that the Company is effectively allocating capital and rewarding shareholders by generating returns in excess of the incremental cost of capital associated with reinvestment in the business.
GCE is calculated as operating income plus depreciation, amortization and operating lease expense, less unusual items and taxes. The Capital Charge uses a minimum required return multiplied by the GOA. CSX's GOAs include gross properties and other non-cash assets, net of non-interest bearing liabilities. The Company used a 15% tax rate and an 8% required return, for both periods presented, which is consistent with rates used for investment decisions and performance evaluation within those same periods. The tax rate is the approximate equivalent of the Company’s actual income tax expense as a percentage of pre-tax GCE. The required return rate represents management’s desired minimum return on any investment. CSX annually re-evaluates these rates to ensure they accurately represent taxes and a required return in light of internal and external factors and would adjust the rate if the annual review resulted in a preset deviation from the current rates. This focuses the Economic Profit measure on value generated by management instead of external factors, such as legislative tax policy or interest rate volatility.

CSX Corporation
NON-GAAP MEASURES (Unaudited), continued
The following table reconciles operating income (the most directly comparable GAAP measure) to Economic Profit (non-GAAP measure).

	Six Months Ended
(Dollars in Millions)	Jun. 30, 2025	Jun. 30, 2024
Operating Income	$2,324	$2,785
Add: Depreciation, Amortization, and Operating Lease Expense	907	877
Remove: Unusual Items (a)	—	—
Taxes (b)	(485)	(549)
Gross Cash Earnings	2,746	3,113

Operating Assets
Current Assets (Less Cash and Short-term Investments)	1,893	1,950
Gross Properties	53,003	50,841
Other Assets	4,349	4,222
Operating Liabilities
Non-Interest Bearing Liabilities (c)	(11,118)	(10,887)
Gross Operating Assets (d)	48,127	46,126
Capital Charge (e)	(1,925)	(1,845)
Economic Profit (Non-GAAP) calculated as GCE less Capital Charge	$821	$1,268
(a) Unusual items are defined by management as unique events with greater than $100 million full year operating income impact, consistent with the terms of the Company's long-term incentive plan agreements. There were no unusual items for either period presented.
(b) The tax percentage rate was 15% for both periods presented. This rate is applied to the sum of operating income, depreciation, amortization and operating lease expense, and unusual items.
(c) Non-interest bearing liabilities represents all liabilities excluding debt, long-term lease liabilities, and commercial paper ($75 million outstanding in other current liabilities as of June 30, 2025, and none outstanding in any other period).
(d) Gross operating assets reflects an average of the year-to-date quarter-end amounts reported for each period presented.
(e) The capital charge of 8% for both years is calculated as the minimum return multiplied by gross operating assets. This is an annualized rate equivalent to 2% per quarter.
Free Cash Flow
Management believes that Free Cash Flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF before dividends (non-GAAP measure).

	Six Months Ended
(Dollars in Millions)	Jun. 30, 2025	Jun. 30, 2024
Net Cash Provided by Operating Activities	$1,890	$2,173
Property Additions	(1,495)	(1,066)
Proceeds and Advances from Property Dispositions	49	43
Free Cash Flow (before payment of dividends)	$444	$1,150